EXHIBIT 21.1

BOARDWALK PIPELINE PARTNERS, LP
Subsidiaries of the Registrant
December 31, 2007

Name of Subsidiary	Organized Under Laws of	Business Names

Boardwalk Operating GP, LLC	Delaware
Boardwalk Pipelines, LP	Delaware
Texas Gas Transmission, LLC	Delaware	Texas Gas
Gulf South Pipeline Company, LP	Delaware	Gulf South
GS Pipeline Company, LLC	Delaware
Gulf Crossing Pipeline Company LLC	Delaware	Gulf Crossing